UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

(734) 827-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 30, 2012, Affinia Group Intermediate Holdings Inc. (the “Company”) distributed its brake businesses to the shareholders of Affinia Group Holdings Inc. (“AGHI”), the Company’s parent company and sole stockholder. The new organization will be led by the management team from the Company’s former Global Brake group, with oversight provided by a separate board of directors.

To effect the transaction, the Company distributed 100% of the capital stock of BPI Holdings International, Inc. (“BPI Holdings International”), an entity formed for the purpose of completing the transaction and which owns the assets and operations comprising the Company’s former Global Brake group, to AGHI. Thereafter, AGHI distributed such shares to the holders of AGHI common stock and to the holders of AGHI’s 9 1/2% Class A Convertible Participating Preferred Stock, par value $0.01 per share (the “AGHI Participating Preferred Stock”), on a pro rata basis as if each of the shares of AGHI Participating Preferred Stock outstanding at the time of the distribution had been converted into AGHI common stock in accordance with its terms prior to the distribution. In connection with the transaction, the Company received a $70 million dividend from BPI Holdings International, which BPI Holdings International funded through borrowings under a new credit facility that is not guaranteed by the Company or any of its subsidiaries.

During the fourth quarter of 2011, the Company committed to selling its Global Brake group, and accordingly included that business in discontinued operations for all periods presented in the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s unaudited financial statements included in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012. Accordingly, the disposition of the Company’s Global Brake business has been fully reflected in the Company’s audited and unaudited financial statements and the Company has not included pro-forma financials in this report as result of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: December 6, 2012	/S/ STEVEN E. KELLER
Steven E. Keller
General Counsel

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